#950 - 505 Burrard Street

Box 72, One Bentall Centre
Vancouver, B.C. V7X 1M4

Tel: (604) 608-2557

Fax: (604) 608-2559

E-Mail: info@cumberlandresources.com

Website: www.cumberlandresources.com

British Columbia Securities Commission

Alberta Securities Commission

Ontario Securities Commission

Quebec Securities Commission

Nova Scotia Securities Commission

Toronto Stock Exchange

Dear Sir/Madam:

Affidavit of Proof of Mailing of Annual Report Material

I, KERRY M. CURTIS, of the City of Vancouver, in the Province of British Columbia, MAKE OATH AND SAY:

1.

That I am the President of Cumberland Resources Ltd.

2.

That on the 5th day of May, A.D. 2004, I did cause to be mailed to all shareholders of record on April 30, 2004, a copy of the Notice of Annual Meeting, Information Circular, Form of Proxy, Proxy Completion Instructions, Return Card, Annual Report and Financial Statements.

________________________

“Kerry M. Curtis”